Exhibit 99.1

Press Release April 16, 2007	6714 Pointe Inverness Way, Suite 200 Fort Wayne, IN 46804-7932 260.459.3553 Phone260.969.3590 Fax

Steel Dynamics Reports Strong Sales and Earnings for First Quarter

FORT WAYNE, INDIANA, April 16, 2007— Steel Dynamics, Inc. (NASDAQ-GS: STLD) today announced first quarter earnings of $102 million, or $1.01 per diluted share, an increase of 34 percent when compared to $76 million in the first quarter of 2006. Net income per share was relatively unchanged from the fourth quarter. Revenues increased 30 percent to $866 million from $666 million in the first quarter of 2006, largely due to the acquired Roanoke facilities not being included in first quarter 2006 results. First quarter consolidated shipments of 1.3 million tons were 19 percent higher than the first quarter of 2006 and 8 percent higher than the fourth quarter of 2006. Three of the company’s long products divisions each achieved record shipments in the first quarter due to continued strong demand within the non-residential construction and industrial markets.

“The first quarter was another excellent quarter for Steel Dynamics,” said Keith Busse, President and CEO of Steel Dynamics. “First quarter results came in comfortably above our most recent guidance of $0.94 to $0.98 per diluted share. Operating results were strong at each of our mills, with sustained strength in the long products markets and continued recovery in the flat rolled market. SDI’s operating margin was 20 percent in the first quarter, and cash flow from operations was $148 million.  The cost of ferrous resources increased moderately during the quarter. However, higher scrap costs were somewhat offset by scrap surcharges, increased shipping volumes, and product mix.

First quarter operating profit per ton shipped was $136, down from $150 in the fourth quarter of 2006. Market softness for flat-rolled steel caused the first quarter’s average consolidated selling price to decrease to $689 per ton shipped, compared to $720 for the fourth quarter. The decline in average selling price was principally offset by cost declines due to mix, cost improvement, and cost compression. Average scrap costs were up $15 per net ton charged and were a factor in the operating margin decline.

In January, Flat Roll Division shipments began their recovery from the fourth quarter’s slower pace of 581,000 tons, reaching 612,000 tons for the first quarter. During the quarter the Iron Dynamics Division performed well, feeding 56,000 tonnes of liquid pig iron and hot-briquetted iron into the Flat Roll Division’s electric-arc furnaces. Order entry rates remain steady for flat-rolled products for the second quarter with prices increasing moderately due to improving market conditions. All of SDI’s long products divisions (52 percent of shipments in the first quarter) are experiencing strong shipping rates, increased selling values, and solid order books.

“Our outlook for the second quarter remains positive,” Busse said. “Our current expectation is for earnings to be in the range of $0.95 to $1.00 per diluted share, after taking into consideration an estimated reduction of $0.08 per diluted share due to the redemption of our $300 million 9½% Senior Unsecured Notes.  The cost for ferrous resources for delivery mid-to-late second quarter is trending down, which should provide some relief from the margin compression we expect to experience early in the quarter.

“Just over a year ago we completed the merger of the Roanoke Electric Steel Corporation into Steel Dynamics,” Busse said. “We are very pleased with the integration of the Roanoke operations with SDI, which began with the approval of the merger by Roanoke shareholders on April 11, 2006. Since the date of the merger, both of the steelmaking operations we acquired, the Roanoke Bar Division and Steel of

West Virginia, Inc., have produced at record levels, achieving shipments totaling 941,000 tons over the last four quarters. The Roanoke acquisition has made a positive contribution to our revenue and operating income while providing SDI with a more diversified product mix.”

In April, the company completed an offering of unsecured $500 million 6¾% Senior Notes due 2015. A portion of the proceeds from this offering will be used to redeem the company’s $300 million 9½% Senior Unsecured Notes due 2009 on May 3, 2007. The remainder of the proceeds will be used to repay amounts outstanding on the company’s revolving credit facility and for general corporate purposes. During the first quarter of 2007, the company purchased approximately 2.8 million shares of its common stock in open market trades, after which approximately 2.9 million shares remained available for purchase pursuant to the company’s current repurchase program.

Forward-Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in the steel marketplace, Steel Dynamics’ revenue growth, costs of raw materials, future profitability and earnings, and the operation of new or existing facilities. These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Such predictive statements are not guarantees of future performance, and actual results could differ materially from our current expectations.

Factors that could cause such predictive statements to turn out other than as anticipated or predicted include, among others:  changes in economic conditions affecting steel consumption; increased foreign imports; increased price competition; difficulties in integrating acquired businesses; risks and uncertainties involving new products or new technologies; changes in the availability or cost of steel scrap or substitute materials; increases in energy costs; occurrence of unanticipated equipment failures and plant outages; labor unrest; and the effect of the elements on production or consumption.

In addition, we refer you to SDI’s detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K and in other reports which we from time to time file with the Securities and Exchange Commission, available publicly on the SEC Web site, www.sec.gov, and on the Steel Dynamics Web site, www.steeldynamics.com

Forward-looking or predictive statements we make are based on our knowledge of our businesses and the environment in which they operate as of the date on which the statements were made.  Due to these risks and uncertainties, as well as matters beyond our control which can affect forward-looking statements, you are cautioned not to place undue reliance on these predictive statements, which speak only as of the date of this press release.  We undertake no duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Conference Call and Webcast

On Tuesday, April 17, 2007 at 11:00 am EDT, Steel Dynamics will host a conference call in which Steel Dynamics’ management will discuss first quarter 2007 results. You are invited to listen to the live audio broadcast of the conference call over the Internet, accessible from Steel Dynamics’ Web site:

 www.steeldynamics.com

Dial-in information is available on our Web site. No telephone replay will be available. An audio replay of the Webcast will be available from the SDI Web site.

Contact:  Fred Warner, Investor Relations Manager, (260) 969-3564 or fax (260) 969-3590

f.warner@steeldynamics.com

Steel Dynamics, Inc.

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2007	2006	2006
Net sales	$865,674	$665,878	$839,800

Costs of goods sold	649,271	506,391	610,654
Selling, general, and administrative expenses	45,092	28,375	53,872

Operating income	171,311	131,112	175,274

Interest expense	7,246	8,136	8,498
Other income, net of other expense	(715)	(681)	(1,615)

Income before income taxes	164,780	123,657	168,391

Income taxes	62,616	47,608	63,325

Net income	$102,164	$76,049	$105,066

Basic earnings per share	$1.06	$0.87	$1.14

Weighted average common shares outstanding	96,316	87,034	92,545

Diluted earnings per share, including effect of assumed conversions	$1.01	$0.76	$1.03
Weighted average common shares and share equivalents outstanding	101,637	100,976	102,297

Dividends declared per share	$.15	$0.10	$.15

Note:       All prior period share data has been adjusted to include the company’s two-for-one stock split effective November 20, 2006.

Note:       First quarter 2007 weighted average common shares outstanding were impacted by the company’s repurchase of 2.8 million shares of its common stock during the quarter and basic weighted average common shares outstanding was also impacted by the company’s issuance of approximately 5.0 million shares due to the conversion of a portion of its 4.0% subordinated convertible notes in late December 2006.

Steel Dynamics, Inc.

UNAUDITED SUPPLEMENTAL OPERATING INFORMATION

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2007	2006	2006
Shipments and Production Data (tons)

Shipments
Steel Operations*
Flat Roll Division	612,109	663,045	580,967
Structural and Rail Division	283,876	247,133	266,941
Engineered Bar Products Division	142,359	125,350	122,156
Roanoke Bar Division	170,611	—	145,639
Steel of West Virginia	74,487	—	71,119
	1,283,442	1,035,528	1,186,822

Steel Fabrication Operations**	66,507	40,689	68,256
Other Operations***	131,347	73,196	115,043
Intercompany	(225,095)	(93,661)	(203,440)
Consolidated shipments	1,256,201	1,055,752	1,166,681

Steel Operations* production	1,250,387	1,060,885	1,202,254

Average Selling Price Per Ton

Steel Operations*	$646	$611	$674
Consolidated	689	631	720

*                    Steel Operations include the company’s Flat Roll Division, Structural and Rail Division, Engineered Bar Products Division, and after the effective date of the merger on April 12, 2006, also include the company’s Roanoke Bar Division and Steel of West Virginia operations.

**             Steel Fabrication Operations include the company’s two joist and deck fabrication plants located in Indiana and Florida, and after the effective date of the merger on April 12, 2006, also include three additional joist fabrication plants located in Ohio, Virginia, and South Carolina.

***      Other Operations include Iron Dynamics and Paragon Steel Enterprises, and after the effective date of the merger on April 12, 2006, also include the operations from two steel scrap processing facilities.

Steel Dynamics, Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2007	December 31, 2006
	(unaudited)
Assets
Current assets
Cash and equivalents	$28,332	$29,373
Accounts receivable	421,978	408,376
Inventories	626,218	569,317
Deferred income taxes	13,611	13,964
Other current assets	10,593	15,167
Total current assets	1,100,732	1,036,197

Property, plant and equipment, net	1,161,914	1,136,703

Restricted cash	6,022	5,702

Intangible assets	11,973	12,226

Goodwill	30,966	30,966

Other assets	29,785	25,223
Total assets	$2,341,392	$2,247,017

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable	$225,472	$147,942
Income taxes payable	85,347	30,497
Accrued expenses	79,114	94,024
Accrued profit sharing	15,803	46,341
Current portion of long-term debt	95,693	80,686
Total current liabilities	501,429	399,490

Long-term debt
Senior unsecured 9½% notes due 2009	300,000	300,000
Convertible subordinated 4.0% notes due 2012	37,500	37,500
Other long-term debt	16,836	16,920
Unamortized bond premium	3,350	3,772
Total long-term debt	357,686	358,192

Deferred income taxes	256,128	256,803

Minority interest	1,043	1,424

Commitments and contingencies

Stockholders’ equity
Common stock	538	537
Treasury stock, at cost	(332,019)	(230,472)
Additional paid-in capital	375,887	367,772
Retained earnings	1,180,700	1,093,271
Total stockholders’ equity	1,225,106	1,231,108
Total liabilities and stockholders’ equity	$2,341,392	$2,247,017

Steel Dynamics, Inc.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three Months Ended
	March 31,
	2007	2006
Operating activities:
Net income	$102,164	$76,049
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	29,265	24,917
Equity-based compensation	2,269	1,413
Deferred income taxes	(321)	128
Minority interest	(381)	239
Changes in certain assets and liabilities:
Accounts receivable	(13,602)	(19,187)
Inventories	(56,901)	17,179
Accounts payable	77,341	22,063
Income taxes payable	54,850	38,016
Other working capital	(46,249)	(23,372)
Net cash provided by operating activities	148,435	137,445

Investing activities:
Purchase of property, plant and equipment	(53,929)	(14,585)
Purchase of short-term investments	—	(14,075)
Maturities of short-term investments	—	9,375
Other investing activities	(223)	—
Net cash used in investing activities	(54,152)	(19,285)

Financing activities:
Issuance of debt	145,000	—
Repayment of debt	(130,078)	(6,658)
Issuance of common stock (net of expenses) and proceeds and tax benefits from exercise of stock options	7,187	14,340
Purchase of treasury stock	(102,886)	8,664
Dividends paid	(14,547)	(4,319)
Net cash used in financing activities	(95,324)	12,027

Increase (decrease) in cash and equivalents	(1,041)	130,187
Cash and equivalents at beginning of period	29,373	65,518
Cash and equivalents at end of period	$28,332	$195,705

Supplemental disclosure of cash flow information:
Cash paid for interest	$16,339	$14,268
Cash paid for federal and state income taxes	$468	$1,176